Exhibit 99.1

R1 Announces Appointment of Jill Smith to Board of Directors

•	Charles Ditkoff Announces Decision to Retire from Board at Annual Meeting
CHICAGO – April 16, 2019 - R1 RCM Inc. (NASDAQ: RCM), a leading provider of technology-enabled revenue cycle management services to healthcare providers, today announced the appointment of Jill Smith, CEO of Allied Minds (LSE: ALM), to the company’s Board of Directors, effective April 12, 2019.
“We are very pleased to welcome Jill to R1’s Board of Directors,” said Alex Mandl, Lead Director of R1’s Board. “Jill has been successful in growing and transforming companies with technology-enabled services at the core of that experience. I believe these experiences combined with her leadership and strategy acumen will make Jill a great addition to our Board.”
Jill Smith currently serves as CEO of Allied Minds (LSE: ALM). She brings more than 25 years of experience as an international business leader, having served as CEO of private and public companies in the technology and information services markets. Jill previously served as Chairman, Chief Executive Officer and President of DigitalGlobe Inc., a global provider of satellite imagery products and services, including through its successful IPO in 2009; President and CEO of eDial, a voice-over IP collaboration company, from start-up to sale of the business to Alcatel in 2004; COO of Micron Electronics, a PC manufacturer; founder and Managing Partner of Treacy & Company, a strategy consulting and boutique investment firm; and President and CEO of SRDS, a media information and publishing company. Jill began her career as a consultant at Bain & Company in London and Boston, where she became a Partner.
The Company also announced that Charles Ditkoff has decided to retire from the Board at the company’s next annual meeting in June 2019 and will not stand for re-election. “I have been honored to serve on the R1 Board and am immensely proud of all that the R1 team accomplished in the past several years. I leave confident in the strategy and direction of the Company, knowing that it is in good hands with this management team,” said Ditkoff.
“On behalf of the Board and our management team, I’d like to thank Charlie for contributing his expertise and sound judgment to the Board as we navigated times of great opportunity and challenge, and for serving as a valuable resource to the R1 management team,” said Joe Flanagan, President and CEO of R1. “Charlie played a key role at many critical junctures, and we appreciate all that he has done for R1 and our shareholders.”

About R1 RCM
R1 is a leading provider of technology-enabled revenue cycle management services which transform a health system’s revenue cycle performance across settings of care. R1’s proven and scalable operating model, the R1 Performance Stack℠, seamlessly complements a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more visit: R1RCM.com

Contact:
R1 RCM Inc.
Investor Relations:
Atif Rahim
312-324-5476
investorrelations@r1rcm.com

Media Relations:
Brenda Stewart
312-255-7786
media@r1rcm.com